UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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AMERIS BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERIS BANCORP

310 First Street, S.E.

Moultrie, Georgia 31768

April [•], 2009

Dear Shareholder:

It is my pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Tuesday, May 19, 2009, at 4:15 p.m. local time, at Sunset Country Club, located at 2730 South Main Street, in Moultrie, Georgia.

The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, bank or other nominee, you will need a proxy from the record holder of the shares authorizing you to vote at the meeting, as described in the proxy statement.

On behalf of Ameris Bancorp, I thank you for your continued support and look forward to seeing you at this year’s annual meeting.

Sincerely,

/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr. President and Chief Executive Officer

AMERIS BANCORP

310 First Street, S.E.

Moultrie, Georgia 31768

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 19, 2009

To the Shareholders of Ameris Bancorp:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Ameris Bancorp (the “Company”) will be held at Sunset Country Club, located at 2730 South Main Street, Moultrie, Georgia, on Tuesday, May 19, 2009, commencing at 4:15 p.m., local time, for the following items of business:

(1)	the election of two Class III directors for a three-year term of office;

(2)	the ratification of the appointment of Porter Keadle Moore, LLP, as the Company’s independent auditor for 2009;

(3)	the approval of a non-binding advisory proposal on executive compensation; and

(4)	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on March 10, 2009, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.

Shareholders may receive more than one proxy if they own shares registered in different names or at different addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered — whether individually, as joint tenants or in a representative capacity — and sign the related proxy accordingly.

A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least 10 days prior to the Annual Meeting at the Company’s corporate offices located at the address set forth above.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to do so, please mark, date and sign the enclosed proxy and mail it promptly in the enclosed postage-prepaid envelope or vote promptly by telephone or the internet. Returning or voting your proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 19, 2009. The 2009 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2008 are also available at http://www.edocumentview.com/ABCB.

By Order of the Board of Directors,

/s/ Cindi H. Lewis
Moultrie, Georgia April [•], 2009	Cindi H. Lewis Corporate Secretary

AMERIS BANCORP

310 First Street, S.E.

Moultrie, Georgia 31768

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy (which were first sent or given to shareholders on or about April [•], 2009) are being furnished to shareholders of Ameris Bancorp (the “Company”) in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Sunset County Club, located at 2730 South Main Street, Moultrie, Georgia, on Tuesday, May 19, 2009, at 4:15 p.m., local time, and any adjournment or postponement thereof.

A proxy may be revoked at any time before the shares represented by it are voted at the Annual Meeting by delivering to the Corporate Secretary of the Company either a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. All shares represented by a properly executed, unrevoked proxy will be voted on all matters presented at the Annual Meeting on which the shares are entitled to vote, unless the shareholder attends the Annual Meeting and votes in person. Questions regarding these procedures may be directed to the Corporate Secretary. Please note, however, that if shares are held in “street name,” which means the shares are held of record by a broker, bank or other nominee, the shares may be voted only at the Annual Meeting with a proxy from the record holder of the shares authorizing the attendee to vote at the Annual Meeting. Proxies solicited will be voted in accordance with the instructions given on the enclosed form of proxy.

Only shareholders of record at the close of business on March 10, 2009 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 13,584,107 shares of its common stock, $1.00 par value per share (the “Common Stock”), outstanding and entitled to vote. All holders of Common Stock are entitled to cast one vote per share held as of the Record Date.

The cost of preparing and mailing proxy materials will be borne by the Company. In addition to solicitation by mail, solicitations may be made by directors, officers and other employees of the Company in person or by telephone, facsimile or other means. Brokerage houses, custodians, nominees and fiduciaries will be reimbursed for the expense of sending proxy materials to the beneficial owners of Common Stock held of record on behalf of such persons.

Quorum and Vote Required

A quorum of the Company’s shareholders is necessary to transact business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shares of Common Stock representing a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date will constitute a quorum for transacting business at the Annual Meeting. Abstentions and broker non-votes, discussed below, count as present for establishing a quorum.

Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, meaning that the two Class III nominees receiving the most votes will be elected as Class III directors. Cumulative voting is not permitted. Approval of each of the other proposals requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. If a quorum is not present at the Annual Meeting, then it is expected that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present. Such shares will also have the same effect as a vote against the proposal, other than the election of directors, in which case such shares will not be included in the vote totals with respect to the election of directors and, therefore, will have no effect on the vote. All votes will be tabulated by the inspector of elections for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

PROPOSAL 1 — ELECTION OF DIRECTORS

The business affairs of the Company are managed under the direction of the Board in accordance with the Georgia Business Corporation Code, as implemented by the Company’s Articles of Incorporation and Bylaws. The role of the Board is to effectively govern the affairs of the Company for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election of qualified management. It is also responsible for ensuring that the Company’s activities are conducted in a responsible and ethical manner. The Company is committed to having sound corporate governance principles.

The Company has a classified Board currently consisting of three Class I directors (Johnny W. Floyd, Edwin W. Hortman, Jr. and Daniel B. Jeter, who currently serves as Chairman of the Board), three Class II directors (J. Raymond Fulp, Robert P. Lynch and Brooks Sheldon), and two Class III directors (Glenn A. Kirbo and Jimmy D. Veal). Eugene M. Vereen, Jr. also served as a Class III director of the Company until his death on April 6, 2008. The Class III directors currently serve until the Annual Meeting, and the Class I and Class II directors currently serve until the annual meetings of shareholders to be held in 2010 and 2011, respectively, except that Mr. Floyd, a Class I director, will be retiring from the Board as of the Annual Meeting. After the Annual Meeting, the Class I, Class II and Class III directors will serve until the annual meetings of shareholders to be held in 2010, 2011 and 2012, respectively, and until their respective successors are duly elected and qualified.

At each annual meeting of shareholders, directors are duly elected for a full term of three years to succeed those whose terms are expiring, although directors may be elected for shorter terms in certain instances, such as filling a vacancy in a particular class of directors. Vacancies on the Board and newly-created directorships also can generally be filled by a vote of a majority of the directors then in office. As of the date of this Proxy Statement, the Board has determined that it will not elect a director to fill the vacancy resulting from Mr. Vereen’s death or the vacancy that will result from Mr. Floyd’s retirement from the Board. The Company’s executive officers are appointed annually by the Board and serve at the discretion of the Board, subject to applicable employment agreements.

At the Annual Meeting, shareholders are being asked to re-elect Messrs. Kirbo and Veal to serve as Class III directors until the 2012 annual meeting of shareholders and until their successors are duly elected and qualified.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the number of nominees named.

Unless otherwise directed, the persons named as proxies and attorneys in the enclosed form of proxy intend to vote “FOR” the election of all nominees as directors for the ensuing term and until their successors are duly elected and qualified. If any such nominee for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Board. The Board is unaware of a nominee who is unable to serve as a director or will decline to serve as a director, if elected.

The following sets forth certain information, as of the Record Date, for all Class III nominees.

Glenn A. Kirbo (age 61) has served as a director of the Company since May 2005 and as a director of Ameris Bank, the Company’s banking subsidiary (the “Bank”), since February 2006. Mr. Kirbo served as a director and Chairman of the Board of First National Bank of South Georgia, formerly a wholly-owned subsidiary of the Company, from 1990 and 1996, respectively, and until the merger of First National Bank of South Georgia into the Bank in February 2006. Mr. Kirbo is President of the law firm of Kirbo and Kirbo, P.C. in Albany, Georgia. He also serves as a director of Health Systems Management, Inc., as a partner in Barkley-Kirbo Building Partnership and as President of Kirbo Properties, Inc.

Jimmy D. Veal (age 60) has served as a director of the Company and as a director of the Bank since May 2008. Mr. Veal has been active in the hospitality industry for over 35 years. He currently owns and operates, together with his family, The Beachview Club on Jekyll Island, Georgia and Beachview Tent Rentals in Brunswick, Georgia. He is also active in various real estate and timberland ventures in Glynn County, Georgia and Camden County, Georgia. Mr. Veal was a founding director of Golden Isles Financial Holdings, Inc., which was the corporate parent of The First Bank of Brunswick prior to its acquisition by the Company and subsequent merger into the Bank. He served as a director of both Golden Isles Financial Holdings, Inc. and The First Bank of Brunswick from their inception in 1989 until their acquisition by the Company in 2001 and as Vice Chairman of both companies from 1996 until 2001.

The Board recommends a vote FOR election of the nominated directors. Proxies will be voted FOR the election of the two nominees unless otherwise specified.

The following sets forth certain information, as of the Record Date, for all other directors of the Company whose terms of office will continue after the Annual Meeting.

J. Raymond Fulp (age 64) has served as a director of the Company since 1989 and as a director of the Bank since February 2006. Mr. Fulp served as a director and Chairman of the Board of Citizens Security Bank, formerly a wholly-owned subsidiary of the Company, from 1987 and 2000, respectively, and until the merger of Citizens Security Bank into the Bank in 2006. Mr. Fulp is a pharmacist and was the co-owner of Midtown Pharmacy in Tifton, Georgia from 1974 until its sale in 1999. Mr. Fulp’s term expires in the year 2011.

Edwin W. Hortman, Jr. (age 55) has served as a director of the Company since November 2003 and as a director of the Bank since February 2006. Mr. Hortman has also served as President and Chief Executive Officer of the Company since January 2005. From November 2003 through December 2004, Mr. Hortman served as President and Chief Operating Officer of the Company, and from 2002 to 2003, Mr. Hortman served as Executive Vice President and North Regional Executive of the Company. From 1998 through 2003, Mr. Hortman served as President and Chief Executive Officer of Citizens Security Bank, formerly a wholly-owned subsidiary of the Company. Mr. Hortman also served as a director of Citizens Security Bank from 1998 to 2004. In addition, Mr. Hortman served as a director of Central Bank & Trust, Southland Bank, First National Bank of South Georgia and Merchants & Farmers Bank, formerly wholly-owned subsidiaries of the Company, from 2002 to 2004. From 1992 to 1998, Mr. Hortman was Senior Vice President of Colony Bankcorp, Inc. and President of Colony Management Services. Mr. Hortman serves as a director of the Georgia Bankers Association Insurance Trust and on the Board of Trustees for Abraham Baldwin Agricultural College. Mr. Hortman’s term expires in the year 2010.

Daniel B. Jeter (age 57) has served as a director of the Company since 1997 and as a director of the Bank since 2002. He has been Chairman of the Board and of the Board of Directors of the Bank since May 2007. Mr. Jeter is the Vice President and a majority shareholder of Standard Discount Corporation (“Standard”), a family-owned consumer finance company. Mr. Jeter joined Standard in 1979 and is an officer and director of each of Standard’s affiliates, including Colquitt Loan Company, Globe Loan Company of Hazelhurst, Globe

Loan Company of Tifton, Globe Loan Company of Moultrie, Peach Finance Company, Personal Finance Service of Statesboro, Globe Financial Services of Thomasville, Classic Insurance Company, Ltd. and Cavalier Insurance Company (of which he is President). Mr. Jeter is also a director and officer of the Georgia Industrial Loan Corporation and a director of Allied Business Systems. Mr. Jeter’s term expires in the year 2010.

Robert P. Lynch (age 45) has served as a director of the Company since 2000 and as a director of the Bank since February 2006. Mr. Lynch is the Vice President of Lynch Management Company, which owns and manages five car dealerships located in the Southeast. Mr. Lynch’s family also owns and operates Shadydale Farm, a beef cattle operation located in Shady Dale, Georgia. Mr. Lynch’s term expires in the year 2011.

Brooks Sheldon (age 63) has served as a director of the Company since 2005 and as a director of the Bank since 2003. Additionally, he served as President and a director of the Bank from 1989 until his retirement in 1997. Mr. Sheldon currently serves as Chairman on the Colquitt County Hospital Authority Board. Mr. Sheldon’s term expires in the year 2011.

The backgrounds of the directors with terms expiring in 2009 are summarized above in the discussion of Class III nominees.

BOARD AND COMMITTEE MATTERS

Director Independence

Each member of the Board other than Mr. Hortman is “independent” as defined for purposes of the rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). For a director to be considered independent, the Board must determine that the director does not have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board will consider all relevant facts and circumstances, including any transactions or relationships between the director and the Company or its subsidiaries.

Committees of the Board

Executive Committee. The Executive Committee is currently comprised of four directors, only one of whom is a current or former employee of the Company. The current members of the Executive Committee are Messrs. Fulp, Hortman, Jeter (Chairman) and Lynch. The Executive Committee is authorized to exercise all of the powers of the Board, except the power to declare dividends, elect directors, amend the Company’s Bylaws, issue stock or recommend any action to the Company’s shareholders.

Compensation Committee. The Compensation Committee is currently comprised of three directors, Messrs. Fulp (Chairman), Jeter and Kirbo, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are independent directors of the Company. The duties of the Compensation Committee, which does not have a formal written charter but which acts according to established policies and procedures, are generally to establish the compensation for the Company’s executive officers and to act on such other matters relating to compensation as it deems appropriate, including an annual evaluation of the Company’s Chief Executive Officer and the design and oversight of all compensation and benefit programs in which the Company’s employees and officers are eligible to participate. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive officer compensation is provided in the Compensation Discussion and Analysis below.

Audit Committee. The Audit Committee is currently comprised of five members, none of whom is a current or former employee of the Company and all of whom are independent directors of the Company. The current members of the Audit Committee are Messrs. Floyd, Fulp, Lynch, Sheldon (Chairman) and Veal. The Audit

Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee, which operates under a written charter, represents the Board in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries. Its primary functions include monitoring the integrity of the Company’s financial statements, system of internal controls, and compliance with regulatory and legal requirements; monitoring the independence, qualifications and performance of the Company’s independent auditor and internal auditing services; and providing an avenue of communication among the independent auditor, management, internal audit and the Board. The Ameris Bancorp Amended and Restated Audit Committee Charter is set forth as Appendix A to the Company’s Definitive Proxy Statement for the Company’s 2007 annual meeting of shareholders.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is currently comprised of four members, all of whom are independent directors of the Company. The members of the Corporate Governance and Nominating Committee are Messrs. Floyd (Chairman), Kirbo, Lynch and Veal. Pursuant to its charter, the Corporate Governance and Nominating Committee is responsible for considering, and making recommendations to the Board regarding, the size and composition of the Board, recommending and nominating candidates to fill Board vacancies that may occur and recommending to the Board the director nominees for whom the Board will solicit proxies. Additional information regarding the Corporate Governance and Nominating Committee’s processes and procedures is provided below under the heading “Identifying and Evaluating Nominees.” The Ameris Bancorp Corporate Governance and Nominating Committee Charter is set forth as Appendix A to this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2008, Messrs. Fulp, Jeter and Kirbo served as members of the Compensation Committee. Henry C. Wortman also served as a member of the Compensation Committee from January 1, 2008, until his retirement from the Board in April 2008. None of Messrs. Fulp, Jeter, Kirbo or Wortman is or has been an officer or employee of the Company.

Board and Committee Meetings

In 2008, the Board held 16 meetings, the Compensation Committee held 11 meetings, the Audit Committee held nine meetings and the Corporate Governance and Nominating Committee held seven meetings. Each director attended at least 75% of all meetings of the full Board and of those committees on which he served and was eligible to attend in 2008, other than Mr. Floyd, who attended at least 50% of all meetings of the full Board and the committees on which he served. Additionally, the non-management directors met without any members of management or other employees present three times in 2008.

The 2008 Annual Meeting of Shareholders was attended by all members of the Board. It is the Board’s policy that all directors should attend the 2009 Annual Meeting absent exceptional cause.

Director Reviews and Education

The Board conducts a self-assessment annually, and individual directors are separately evaluated each year in connection with director performance reviews. The Corporate Governance and Nominating Committee reviews and discusses with the Board the results of these annual assessments.

Reflecting the commitment of the Company and the Board to principles of strong corporate governance, in 2008, Messrs. Fulp, Hortman, Jeter and Sheldon attended a seminar presented by The University of Georgia’s Terry College of Business dealing with, among other topics, the fundamental roles, responsibilities and expectations of directors. This seminar was accredited by the RiskMetrics Group (ISS).

Identifying and Evaluating Nominees

With respect to the nomination process, the Corporate Governance and Nominating Committee reviews the composition and size of the Board to insure that it has the proper expertise and independence; determines the criteria for the selection of Board members and Board committee members; plans for continuity on the Board as existing Board members retire or rotate off the Board; establishes criteria for qualifications as independent directors, consistent with applicable laws and listing standards; maintains a file of suitable candidates for consideration as nominees to the Board; reviews Board candidates recommended by shareholders in compliance with all director nomination procedures for shareholders; and recommends to the Board the slate of nominees of directors to be elected by the shareholders and any directors to be elected by the Board to fill vacancies.

The Corporate Governance and Nominating Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, the Corporate Governance and Nominating Committee requires that each Board candidate will have the highest personal and professional ethics, integrity and values, including respectfulness, honesty and a commitment to teamwork and high standards consistent with the core values of the Company, and will consistently exercise sound and objective business judgment. In addition, it is anticipated that the Board as a whole will have individuals with significant appropriate senior management or other leadership experience, a long-term and strategic perspective and the ability to advance constructive debate.

While the Corporate Governance and Nominating Committee has authority to retain a search firm or consultants to assist in identifying director candidates, to date no such search firm or consultants have been engaged, and the Company has never received a proposed director candidate from a source outside of the Company. However, the Corporate Governance and Nominating Committee would consider any director candidate proposed by any shareholder of record who has given timely written notice to the Corporate Secretary as required by Section 2(b) of the Company’s Bylaws. The proposing shareholder’s notice to the Corporate Secretary must set forth the information required by such section, including the director candidate’s name, credentials, contact information and his or her consent to be considered as a director candidate, as well as the proposing shareholder’s own contact information and a statement of his or her share ownership (how many shares held and for how long). To be timely, a proposing shareholder’s notice must be received at the Company’s principal executive office no later than the date specified in Section 2(b) of the Company’s Bylaws.

The Corporate Governance and Nominating Committee will evaluate director candidates based on their financial literacy, business acumen and experience, independence for purposes of compliance with SEC and Nasdaq rules and willingness, ability and availability for service. There are no differences in the manner in which the Corporate Governance and Nominating Committee evaluates a director candidate that is recommended for nomination for membership on the Board by a shareholder.

Communication with the Board and its Committees

Any shareholder may communicate with the Board by directing correspondence to the Board, any of its committees, or one or more individual members, in care of the Corporate Secretary, Ameris Bancorp, 310 First Street, S.E., Moultrie, Georgia 31768. The Corporate Secretary will forward such correspondence to whom it is addressed.

COMPENSATION OF DIRECTORS

The Company’s directors are entitled to fees of $833 per month for Board service, with the Chairman of the Board receiving an additional $500 per month. Each director also receives $500 for attendance at each regular Board meeting. No additional fees are provided for committee meetings held in coordination with regularly scheduled board meetings. A $200 fee is also provided for committee meetings held outside of the Company’s regular monthly board meetings. The table below provides a summary of the Company’s director fee schedule.

Board Fee Schedule: Non-employee Directors

Monthly Board Service Fee (Retainer)
Chairman	$1,333
Member	$833
Board and Committee Meeting Fees
Regular Board Meetings	$500
Committee Meetings Held Outside of Regular Monthly Board Meetings
Audit Committee	$200
Compensation Committee	$200
Corporate Governance and Nominating Committee	$200
Executive Committee	$200

The following director compensation table sets forth the total compensation earned by directors for the fiscal year ending December 31, 2008. Directors who are also named executive officers are not included in the table below. Compensation paid to named executive officers serving as directors is presented in the supplementary table which details the “All Other Compensation” amounts reflected in the Summary Compensation Table included in this Proxy Statement.

Name	Fees Earned or Paid in Cash(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Johnny W. Floyd	$20,296	$0	$0	$0	$0	$0	$20,296
J. Raymond Fulp	$36,196	$0	$0	$0	$0	$1,000	$37,196
Daniel B. Jeter	$27,096	$0	$0	$0	$0	$1,000	$28,096
Glenn A. Kirbo	$25,496	$0	$0	$0	$0	$0	$25,496
Robert P. Lynch	$17,396	$0	$0	$0	$0	$0	$17,396
Brooks Sheldon	$32,896	$0	$0	$0	$0	$1,000	$33,896
Jimmy D. Veal	$21,964	$0	$0	$0	$0	$0	$21,964
Eugene M. Vereen, Jr.(3)	$3,600	$0	$0	$0	$0	$0	$3,600
Henry C. Wortman(4)	$11,932	$0	$0	$0	$0	$0	$11,932

(1)	Includes director fees paid for services on the Bank’s local community bank boards for all directors other than Messrs. Lynch and Vereen.
(2)	Reflects payment for attending a two-day director education conference. Directors also receive reimbursement for travel expenses; however, the aggregate amount of such compensation in 2008 was below $10,000 and, therefore, it is not reported.
(3)	Mr. Vereen passed away in April 2008.
(4)	Mr. Wortman retired from the Board in April 2008.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding each executive officer of the Company.

Name, Age and Term as Officer	Position	Principal Occupation for the Last Five Years and Other Directorships
Edwin W. Hortman, Jr., 55 Officer since 2002	President and Chief Executive Officer	President and Chief Executive Officer since January 1, 2005. Director since November 2003. President and Chief Operating Officer from November 2003 through December 2004. Executive Vice President and Regional Bank Executive for Northern Division from August 2002 through November 2003. President, Chief Executive Officer and Director of Citizens Security Bank from April 1998 to November 2003. Director of each subsidiary bank in the Northern Division from September 2002 through March 2004.

Dennis J. Zember Jr., 39 Officer since 2005	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer since February 14, 2005. Senior Vice President and Treasurer of Flag Financial Corporation and Senior Vice President and Chief Financial Officer of Flag Bank from January 2002 to February 2005. Vice President and Treasurer of Century South Banks, Inc. from August 1997 to May 2001.

C. Johnson Hipp, III, 57 Officer since 2006	Executive Vice President and Banking Group President	Officer since June 2006. Chief Executive Officer of South Carolina Bank and Trust from 1994 to 2004.

Marc J. Bogan, 42 Officer since 2006	Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Operating Officer since June 2008. Coastal Region Executive from September 2006 to June 2008. Sales Executive with South Carolina Bank and Trust from April 2004 to September 2006. Regional President for South Carolina Bank and Trust from June 2001 to April 2004.

Jon S. Edwards, 47 Officer since 1999	Executive Vice President and Director of Credit Administration	Executive Vice President and Director of Credit Administration since May 2005. Executive Vice President and Regional Bank Executive for Southern Division from August 2002 through April 2005. Director of Credit Administration from March 1999 to July 2003. Senior Vice President from March 1999 to August 2002. Director of each subsidiary bank in the Southern Division from September 2002 through April 2005.

Name, Age and Term as Officer	Position	Principal Occupation for the Last Five Years and Other Directorships
Cindi H. Lewis, 55 Officer since 1987	Executive Vice President, Chief Administrative Officer and Corporate Secretary	Chief Administrative Officer since May 2006, Executive Vice President since May 2002 and Corporate Secretary since May 2000. Director of Human Resources from May 2000 to May 2006 and Senior Vice President from May 2000 to May 2002.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis may contain statements regarding future individual and Company performance targets or goals. We have disclosed these targets or goals in the limited context of the Company’s compensation programs, and, therefore, you should not take these statements to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply such statements to other contexts.

This Compensation Discussion and Analysis is intended to assist you in understanding the Company’s compensation programs. It presents and explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our Chief Executive Officer, Chief Financial Officer and other individuals included in the Summary Compensation Table (collectively, “named executive officers”) for 2008. Specifically, this Compensation Discussion and Analysis addresses the following:

•	our compensation philosophy and the objectives of our compensation programs;

•	what our compensation programs are designed to reward;

•	our process for determining executive officer compensation, including:

•	the role and responsibility of the Compensation Committee;

•	the role of the Chief Executive Officer and other named executive officers;

•	the role of compensation consultants; and

•	benchmarking and other market analyses;

•	elements of compensation provided to our executive officers, including:

•	the purpose of each element of compensation;

•	why we elect to pay each element of compensation;

•	how we determine the levels or payout opportunities for each element; and

•	decisions on final payments for each element and how these align with performance; and

•	other compensation and benefit policies affecting our executive officers.

Compensation Philosophy and the Objectives of Our Compensation Programs

The Compensation Committee believes that the most effective compensation programs strive to accomplish the following objectives:

•	aligning the interests of the employee with those of the Company’s shareholders;

•	attracting and retaining talented individuals and top performers; and

•	motivating performance toward the achievement of short-term and long-term goals.

To meet these objectives, the Compensation Committee has carefully structured the programs in the following manner:

•	base compensation levels comparable and competitive to the 50th percentile of market, defined both in terms of geography, company type and company size;

•	annual incentive compensation that varies in a consistent manner with the achievement of both individual performance objectives and the financial results of the Company;

•	long-term incentive compensation (equity) based on the achievement of longer-term (minimum three-year) financial and strategic goals;

•	executive benefits that are meaningful, competitive and comparable to those offered by similar organizations; and

•

an appropriate balance between base pay, short-term incentives, long-term incentives and benefits that provides total compensation below the 50th percentile of market for performance below median peer levels, at the 50th percentile of market for performance at median peer levels and above the 50th percentile of market for performance exceeding median peer levels.

In designing and administering executive compensation programs, the Compensation Committee strives to maintain an appropriate balance across all of the various compensation elements, realizing that at times some objectives may be in conflict with others. In addition, external factors, such as the unanticipated downturn in the economy occurring during 2008 or legislative changes impacting executive compensation programs, may impact the effectiveness of existing approaches to executive compensation. Such events require a careful reconsideration of existing approaches, and on an annual basis the Compensation Committee may make decisions and adjustments to future compensation programs to maintain the strategic objectives of executive compensation.

What Our Executive Compensation Program is Designed to Reward

Our executive officers’ compensation program uses different components to reward different performance considerations. Base salary is provided to reward the executive for daily contributions and the application of their knowledge, experience and talent to the success of the Company. Base salary is also a reflection of the executive’s external value in the job market and the internal value of their assigned roles and responsibilities to the success and ongoing viability of the Company.

Annual incentives are provided to focus performance on the key strategic short-term objectives defined and established on an annual basis. These incentives are strongly linked to the success of achieving annual goals and provide the executive with cash rewards commensurate with the Company’s annual performance and the Board’s assessment of the executive’s personal performance.

Long-term incentives reward executives for the longer-term success of the Company. Over the past three years long-term incentives have been provided in the form of stock options and restricted stock with both time-based and performance-based vesting provisions. This equity-based compensation rewards executives for the long-term performance of the Company and maintains the alignment between executive compensation levels and shareholder value. As the value of the stock held by shareholders increases, the value of the equity-based long-term incentives provided to each executive increases. Conversely, as shareholder value declines, the value of the equity awards vesting for each executive declines.

Benefits provided to each executive officer are in line with our broad-based employee benefits which meet basic health and welfare needs. Perquisites for our executives remain conservative and primarily serve to enhance the business development activities of our leadership.

Process for Determining Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee administers the Company’s executive compensation programs. During 2008, the Compensation Committee consisted of J. Raymond Fulp (Chairman), Daniel B. Jeter and Glenn A. Kirbo. In addition, Henry C. Wortman served as a member of the Compensation Committee prior to his retirement from the Board in April 2008. The members of the Compensation Committee all qualify as independent, outside members of the Board in accordance with the requirements of Nasdaq, current SEC regulations and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The Compensation Committee is responsible for all compensation decisions for the Chief Executive Officer and the other named executive officers. The Compensation Committee annually reviews the levels of compensation along with the performance results on goals and objectives relating to compensation for the named executive officers. Based on this evaluation, the Compensation Committee makes decisions related to executive compensation programs with final approval by the Board.

Additionally, the Compensation Committee periodically reviews our incentive plans and other equity-based plans. The Compensation Committee reviews, adopts and submits to the Board any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer. The Compensation Committee has sole authority to retain and terminate a compensation consultant or other advisor as it deems appropriate.

Role of the Executive Officers

The Chief Executive Officer, with the assistance of the Company’s Chief Administrative Officer, annually reviews the performance of the other named executive officers, after which the Chief Executive Officer presents his conclusions and recommendations to the Compensation Committee for approval. The Compensation Committee has absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate. The Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer may also work with the Compensation Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Compensation Committee’s independent consultants and advisors.

Role of the Compensation Consultant

In making compensation decisions for 2008, the Compensation Committee engaged Amalfi Consulting LLC to conduct an overall compensation review for the Company’s top executive employees, including the named executive officers. In addition to the review of executive compensation, Amalfi Consulting LLC conducted a review and market comparison of the Company’s short-term incentive plans, long-term incentive practices, health and welfare benefits and retirement benefits for all employees. Amalfi Consulting LLC reported directly to the Compensation Committee on all projects conducted and performed no other services for the Company in 2008.

The Compensation Committee also worked with Matthews, Young & Associates, Inc. in the review and analysis of equity plan awards for all plan participants including our named executive officers. Matthews, Young & Associates, Inc. provided recommendations on equity grants for 2008 and guidance on related equity compensation issues. Matthews, Young & Associates, Inc. reported directly to the Compensation Committee on all work conducted and performed no other services for the Company in 2008.

Benchmarking

In September 2008, the Compensation Committee, in coordination with Amalfi Consulting LLC, conducted an overall review of the executive compensation program. As part of this review, a peer group of 18 banks comparable to the Company in terms of geographic location, asset size, growth and performance was selected. The peer group is presented in the table below. Values reported in the table are as of year-end 2007.

	Company Name	Ticker	City	State	Total Assets MRQ ($000)	Asset Growth 3 Yr (%)	ROAA 2007Y (%)	ROAE 2007Y (%)
1	Pinnacle Financial Partners, Inc.	PNFP	Nashville	TN	3,889,286	421.8	0.96	8.34
2	Green Bankshares, Inc.	GRNB	Greeneville	TN	2,912,615	139.0	0.98	8.96
3	Security Bank Corporation	SBKC	Macon	GA	2,818,477	166.4	0.25	2.10
4	Capital City Bank Group, Inc.	CCBG	Tallahassee	FL	2,692,512	10.7	1.18	9.68
5	SCBT Financial Corporation	SCBT	Columbia	SC	2,678,248	80.7	0.95	12.42
6	Seacoast Banking Corporation of Florida	SBCF	Stuart	FL	2,393,357	49.8	0.42	4.46
7	First Bancorp	FBNC	Troy	NC	2,380,134	41.4	1.02	12.77
8	BancTrust Financial Group, Inc.	BTFG	Mobile	AL	2,179,856	88.1	0.40	3.79
9	NewBridge Bancorp	NBBC	Greensboro	NC	2,119,475	124.9	-0.40	-4.33
10	TIB Financial Corp.	TIBB	Naples	FL	1,512,637	74.2	-0.18	-2.52
11	FNB United Corp.	FNBN	Asheboro	NC	2,035,283	120.9	0.66	5.81
12	Great Florida Bank	GFLB	Coral Gables	FL	1,850,387	429.3	0.06	0.50
13	Fidelity Southern Corporation	LION	Atlanta	GA	1,735,693	37.8	0.41	6.84
14	Southern Community Financial Corporation	SCMF	Winston- Salem	NC	1,690,452	28.3	0.50	5.45
15	Capital Bank Corporation	CBKN	Raleigh	NC	1,575,301	72.0	0.54	4.78
16	Yadkin Valley Financial Corporation	YAVY	Elkin	NC	1,425,212	26.2	1.31	11.32
17	Bank of Florida Corporation	BOFL	Naples	FL	1,404,034	211.4	0.23	1.54
18	Wilson Bank Holding Company	WBHC	Lebanon	TN	1,403,559	42.4	0.85	9.86
	Average				2,149,807	120.3	0.56	5.65
	50th Percentile				2,077,379	77.5	0.52	5.63
	Ameris Bancorp	ABCB	Moultrie	GA	2,118,243	66.6	0.74	8.13

For each of our named executive officers, we selected peers with comparable titles and areas of responsibility (e.g., matching the Company’s Chief Financial Officer with the Chief Financial Officer position in each of the peer banks). Due to unique aspects of our Executive Vice President and Chief Operating Officer position, we benchmarked that position based on salary rank. The table below provides a summary of how each named executive officer was benchmarked to the Company’s peers.

Name	Title	Peer Comparison
Edwin W. Hortman, Jr.	President and CEO	CEO
Dennis J. Zember Jr.	EVP and CFO	CFO
C. Johnson Hipp, III	EVP and Banking Group President	Reg/Sub Pres
Marc J. Bogan	EVP and COO	4th Highest(1)
Jon S. Edwards	EVP and Director of Credit Administration	CCO/CLO

(1)	Based on ranking of salaries among the peer group organizations.

The peer group comparison provided the primary market data upon which we determined the market standing of our executive compensation levels. In addition to the peer group data which provided benchmarks for all elements of our executive compensation program, we also reviewed survey data available on cash compensation (base salary and incentive/bonus compensation). Data was compiled from the following compensation surveys of the banking and financial services industry: America’s Community Bankers’ Compensation Survey, Bank Administration Institute’s Bank Cash Compensation Survey and Key Executive Compensation Survey, Crowe Chizek Financial Institutions Compensation Survey, Mercer Retail Banking Compensation Survey and the Watson-Wyatt Financial Institutions Compensation Survey.

Elements of Compensation

Total direct compensation includes cash, in the form of base salary and annual incentives, and long-term equity incentives. The Compensation Committee evaluates the mix between these elements based on the pay practices of comparable companies. The Compensation Committee strives to be fully informed in its determination of the appropriate compensation mix and award levels for the named executive officers, including consideration of publicly available information and the retention of compensation consultants when deemed appropriate. The Compensation Committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance guide all of its compensation decisions. With respect to the named executive officers, the elements of compensation used during 2008 to compensate the executive officers include the following:

•	base salary;

•	annual incentives;

•	long-term equity awards;

•	retirement benefits;

•	health and insurance benefits; and

•	perquisites.

Following is a discussion of each element of compensation listed above, including the purpose of each element of compensation, why we elect to pay each element of compensation, how each element of compensation was determined by the Compensation Committee and how each element and our decisions regarding the payment of each element relate to our goals.

Base Salary

It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance and any other unique factors or qualifications. Generally, the Company has chosen to position cash compensation at market median levels in order to remain competitive in attracting and retaining executive talent. The allocation of total cash compensation between base salary and annual bonus is based on a variety of factors. In addition to the market positioning of the base salary and the mix of total compensation, the Compensation Committee also takes into consideration the following:

•	the executive’s performance;

•	the performance of the Company;

•	the performance of the individual business or corporate function for which the executive is responsible;

•	the nature and importance of the position and role within the Company;

•	the scope of the executive’s responsibility; and

•	the current compensation package in place for that executive, including the executive’s current annual salary and potential bonus awards under the Company’s bonus plan.

In the following table we summarize the changes in base compensation made during 2008. Due to the economic environment and the corresponding impact of the economy on the Company’s performance, there were no merit base salary increases provided to any of our named executive officers. Mr. Edwards received a one-time adjustment in his base pay in connection with his agreement to forfeit the provision of a company car on a going-forward basis. Mr. Bogan received both a market adjustment and a promotional increase to reflect his promotion to Executive Vice President in June 2008.

Named Executive Officer	2007 Base Salary	2008 Base Salary	Merit Increase	Market Adjustment	Promotion Increase	Other	Total Adjustment
Edwin W. Hortman, Jr.	$400,000	$400,000	0.00%	0.00%	0.00%	0.00%	0.00%
Dennis J. Zember Jr.	$215,000	$215,000	0.00%	0.00%	0.00%	0.00%	0.00%
C. Johnson Hipp, III	$225,000	$225,000	0.00%	0.00%	0.00%	0.00%	0.00%
Marc J. Bogan	$165,000	$185,000	0.00%	4.36%	7.76%	0.00%	12.12%
Jon S. Edwards	$169,000	$176,500	0.00%	0.00%	0.00%	4.44%	4.44%

Totals for All Named Executive Officers	$1,174,000	$1,201,500					2.34%

The base salary adjustments for Mr. Bogan maintain his base pay levels in line with our philosophy to pay near the market median. Based on the analysis and peer benchmarking conducted by Amalfi Consulting LLC, 2008 base salaries for all of our named executive officers fall within a competitive range to the market median (±15% of the market median). The sum total of all base pay provided to the named executive officers as a group increased by 2.34% over 2007 levels. These increase levels are well below historical levels and reflect current movement in executive compensation levels and the impact of the current economy on the job market.

Annual Incentives

Annual incentives are provided to the executive officers through the Company’s 2008 Annual Incentive Compensation Plan (the “AIP”). Annual incentives are primarily designed to focus the executive officers on our goals for a particular year and to reward executive officers upon achievement of those goals. The Compensation Committee believes that a formalized plan, with specifically defined and clearly communicated goals, helps strengthen the link between pay and performance.

The AIP covers all employees and groups them into tiers based upon position and level. All employees hired by November 30, 2008 were eligible, with payments prorated based upon earned base salary for the year. Payout opportunities are defined in terms of a percentage of base pay, and employees on probation as of mid-December 2008 or January 31, 2009 were ineligible to receive a payment. The table below provides the earning opportunity ranges for each tier; our named executive officers all fall within Group 1.

Tier	Guideline Opportunity Amount (% of Base Salary)
Group 1: Executive Officers	30-50%
Group 2: Exempt Staff	5-40%
Group 3: Non-exempt Staff	5%

Under the AIP, each participant has customized department/individual goals in addition to the overall Company-wide goals used to determine plan funding. The Compensation Committee retains the authority to adjust payouts above or below the amounts calculated based upon target opportunity and Company-wide performance. Adjustments by the Compensation Committee are primarily based upon the Compensation Committee’s assessment of the individual performance of the named executive officer. If the Compensation Committee determines an amount above target is appropriate, the additional amount may be provided in the form of cash or equity.

In 2008, the Board, in conjunction with recommendations by executive management, set a Company-wide performance goal of 25% growth in earnings per share to fund the incentive pool at 100% (target payouts). A 20% growth in earnings per share would have funded the pool at 80%. These goals were based on historical performance of the Company as well as budgeted expectations for the year and are typically high performing goals above peer average. Due to the extraordinary events in our economy during 2008, and the resulting impact of these events on our performance, the Company failed to achieve the target or threshold levels required to fund the pool. As a result of the Company’s performance, no bonus payments were made to our named executive officers, consistent with our philosophy to use incentive compensation as a reward for strategic performance goal achievement. This is the second consecutive year in which our named executive officers did not receive incentive compensation payments. The table below provides information regarding the named executive officers’ opportunity and payout under the AIP for 2008.

Named Executive Officer	2008 AIP Opportunity (% of base)	2008 AIP Opportunity ($ Amount)	Actual Payout for 2008 Under the AIP
Edwin W. Hortman, Jr.	50%	$200,000	$0
Dennis J. Zember Jr.	40%	$86,000	$0
C. Johnson Hipp, III	40%	$90,000	$0
Marc J. Bogan	40%	$74,000	$0
Jon S. Edwards	40%	$70,600	$0

The lack of incentive compensation positions our cash compensation (base salary plus annual incentive pay) below the 50th percentile of our peers for all of our named executed officers. On average, cash compensation for our named executive officers was 11% below the peer group median in 2008. These results reflect the strong alignment between incentive pay-and-performance in our compensation philosophy.

Long-Term Equity Awards

The Compensation Committee believes there should be a significant equity-based component to executive compensation because this best aligns the executives’ interests with those of the Company’s shareholders. For purposes of retention, the Compensation Committee believes that the equity-based compensation should have meaningful conditions to encourage valued employees to remain with the Company.

The Company’s officers and certain other employees may participate in the Company’s shareholder-approved 2005 Omnibus Stock Ownership and Long-Term Incentive Plan (the “2005 Plan”). The 2005 Plan document is set forth as Appendix A to the Company’s Definitive Proxy Statement for the Company’s 2005 annual meeting of shareholders. Awards may be granted under the 2005 Plan from time to time and may be in the form of qualified or nonqualified stock options, restricted stock, stock appreciation rights, long-term incentive compensation units consisting of a combination of cash and Common Stock or any combination thereof within the limitations set forth in the 2005 Plan.

The 2005 Plan provides that awards may be made for 10 years from its effective date of March 10, 2005. The 2005 Plan is administered by the Compensation Committee, which selects eligible employees to participate in the 2005 Plan and determines the type, amount and duration of all individual awards. Prior to the adoption of the 2005 Plan, equity awards were granted pursuant to the ABC Bancorp Omnibus Stock Ownership and Long-Term Incentive Plan that was adopted in 1997 and which now is operative only with respect to the exercise of options that remain outstanding under such plan.

The Compensation Committee carefully considers the following factors when determining the type and amount of equity to award:

•	prior awards issued to the executive officer;

•	the current amount and intrinsic value of unvested equity held by the executive officer;

•	current number of shares owned by the executive officer;

•	proportion of total compensation on an annual basis consisting of equity awards; and

•	market data on the median level of equity awarded to comparable positions.

Equity awards provided to our named executive officers under the 2005 Plan have historically consisted of annual awards of incentive stock options, restricted stock grants or a blend of these two vehicles. Vesting schedules applied to these awards ranged from three- to five-year periods. Between 2005 and 2007, all equity awards to our named executive officers were granted with performance conditions applied in addition to time-based requirements. The intent of applying performance vesting provisions was two-fold — first to increase the ability to drive performance with equity awards beyond the innate performance nature of equity, and second, to provide the Company with the ability to reverse the expense associated with equity grants should performance goals fail to be achieved. The drawback of the approach is that performance-vesting on all equity awards leads to the possible risk of the officers holding no actively vesting awards and thereby leaving nothing of value behind should they choose to voluntarily resign from the organization. In such event, the equity grants lose all possible retention value.

In light of this misalignment with regards to our compensation strategy of using equity to both motivate and retain employees, an adjustment was made to the equity awards granted in 2008. The following 2008 grants were awarded to our named executive officers with consideration given to our recent history involving three years of performance-based grants that either have been cancelled, are currently underwater and have no intrinsic value or will be highly unlikely to vest due to the extraordinary economic conditions of the past two years and which are likely to continue through 2009.

Named Executive Officer	Type of Equity Awarded(1)	Number of Options	Fair Market Value(2)	Value as a Percent of Base Salary	Vesting Provision
Edwin W. Hortman, Jr.	ISO	25,000	$85,250	21.3%	100% cliff-vesting at the end of 3 years
Dennis J. Zember Jr.	ISO	7,500	$25,575	11.9%	100% cliff-vesting at the end of 3 years
C. Johnson Hipp, III	ISO	15,000	$51,150	22.7%	100% cliff-vesting at the end of 3 years
Marc J. Bogan	ISO	7,500	$25,575	13.8%	100% cliff-vesting at the end of 3 years
Jon S. Edwards	ISO	5,000	$17,050	9.7%	100% cliff-vesting at the end of 3 years

(1)	“ISO” = incentive stock option. Incentive stock options receive special tax treatment with a qualifying disposition.
(2)	Assumptions used to calculate fair market value are provided in Note 15 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Black-Scholes calculation resulted in a $3.41 fair market value per share for these awards.

The 2008 grants focus primarily on retention, through the time-vested three-year period in which none of the awards vest until the end of the vesting period. The use of options provides a component of performance motivation since the awards, despite having a fair-market value, will have no intrinsic value unless there is an increase in stock price. The levels of the awards provided to each named executive officer were based on the analysis conducted by Matthews, Young & Associates, Inc. and were targeted to provide equity and levels comparable to peers at the market median for these positions.

Perquisites

The Company provided the following perquisites in 2008 to certain executive officers:

•	company car; and

•	club membership.

The total cost for all of these perquisites for all of our named executive officers was approximately $16,289. No individual named executive officer received a total value of perquisites in excess of $6,000 during 2008. We provide further details on perquisites in a supplementary table following the Summary Compensation Table below.

We view certain perquisites as being beneficial to the Company, in addition to being compensatory to the executive officers. For example, the club memberships are regularly used in the general course of our business, such as for business meetings or entertaining. The company cars are used primarily for business purposes. In addition, these perquisites, at a minor expense to the Company, provide a useful benefit in our efforts to recruit, attract and retain top executive talent.

Retirement Benefits

We do not have a defined benefit pension plan or a nonqualified deferred compensation plan. However, executive officers are eligible to participate in our 401(k)/profit sharing retirement plan, which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees in all levels of the Company save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at Internal Revenue Code annual limits. The Company matches employee contributions at a rate of $0.50 per $1.00 of applicable contributions, up to a maximum of 6.0% of compensation. In addition to the match on employee contributions, the Company provides a discretionary non-elective contribution of 5% of the employee’s compensation. Company contributions to the 401(k)/profit sharing plan vest on equal annual installments over a five-year period.

In addition, we also provide our employees with an employee stock purchase plan, which provides the employee with the opportunity to purchase shares of Common Stock via payroll deduction. The minimum purchase is $50 and the plan does not provide discounts or look-back features. The plan covers the administrative costs involved in the purchase of the stock.

Health and Welfare Plans

The named executive officers are eligible to participate in Company-sponsored benefit plans on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and their family members. Health benefits also include a Section 125 plan or a health savings account to provide for pre-tax deferral for non-reimbursable health expenses. The cost of Company-sponsored benefit plans are negotiated with the providers of such benefits and the executive officers contribute to the cost of the benefits.

Total Compensation

The allocation of total compensation between base salary, annual bonus, long-term (equity) compensation and other compensation is based on a variety of factors. The Compensation Committee considers a combination of the executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and the executive’s role within the Company.

The Company incorporates a significant portion of the named executive officers’ compensation in the form of annual incentives. As discussed above, the annual incentive plan is tied to earnings per share and provides a strong link between executive compensation and shareholder interests. The chart below presents the impact of the decline in earnings per share on the total compensation as reported in our Summary Compensation Table for our named executive officers in 2008.

The impact of performance is reflected in the reduction in annual incentives for 2007 and the reduction in both annual incentives and equity awards in 2008. With the exception of Messrs. Hipp and Bogan, who both assumed their roles in 2006, total compensation for the remaining named executive officers declined an average of 26% in 2007 and 30% in 2008. Messrs. Hortman and Zember were the most significantly impacted, experiencing 50% and 30% declines in total compensation, respectively.

In the chart below, we present the actual pay mix results during 2006 through 2008 for each of our named executive officers. This presentation modifies the pay levels to account for the reversal of equity awards in 2007. Due to performance-vesting requirements, certain equity awards failed to vest and the expense for these awards was reversed. Because of the link between incentive pay and performance (earnings per share), total compensation not only declined overall, but the portion of total compensation comprised of incentive pay decreased by approximately 25-30% over the past two years with no annual incentives paid for any of our named executive officers in 2008.

Other Considerations Affecting Compensation of Named Executive Officers

The Emergency Economic Stabilization Act of 2008 (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”)

On October 14, 2008, the United States Department of the Treasury (the “Treasury”) announced a program under EESA in which the Treasury would make preferred stock investments in participating financial institutions. The program, known as the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”), provides a means for financial institutions to receive capital through sales of preferred stock and common stock purchase warrants to the Treasury. The Company considered several factors when deciding whether to participate in the CPP.

Although the Company’s common equity and earnings stream was deemed sufficient to withstand certain severe recessionary trends, management was unsure how deep the economic downturn would be or how severe its impact would be on the Company. Also, certain strategies concerning growth and continued customer acquisition efforts might have been reduced had opportunities for additional capital strength, such as the opportunity presented by the CPP, not materialized. The Company took part in the CPP and on November 21, 2008 received $52,000,000 in funds. As a result, we became subject to certain executive compensation requirements under Treasury regulations which are discussed in greater detail below.

On February 17, 2009, President Barack Obama signed ARRA into law. ARRA amends Section 111 of EESA and adds additional executive compensation requirements for CPP participants. ARRA also includes provisions directing the Treasury and the SEC to impose additional limits on compensation of executives of companies that participate in the CPP as long as the Treasury owns preferred stock or stock purchase warrants of such companies under the CPP.

The following requirements currently apply to all CPP participants, although further clarification is pending from the Treasury on certain aspects of these rules. “Senior Executive Officers” (“SEOs”), for purposes of EESA and ARRA, are defined as the top five most highly compensated executives of a public company whose compensation is required to be disclosed pursuant to SEC regulations. The SEOs of the Company are likely to be the same individuals as those comprising the named executive officers presented in this Proxy Statement. The requirements related to executive compensation are as follows:

•

Limits on Incentive Compensation — The scope of limits on incentive compensation vary based upon the amount of funds received under the CPP. Since the Company received over $25 million but less than $250 million in funds, the following limits apply only to the five most highly compensated employees of the Company (the SEOs):

•

CPP participants are prohibited from paying or accruing any bonus, retention award or incentive compensation for the covered employee. This prohibition does not apply to any bonus payments required to be paid pursuant to a written employment agreement executed on or before February 11, 2009.

•

This prohibition does not apply to the granting of long-term restricted stock provided that the equity does not fully vest during CPP participation and is not awarded on an annual basis at a value exceeding one-third of the covered employee’s total annual compensation.

•

Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks — This restriction prohibits the participating financial institution from providing incentive compensation arrangements that encourage SEOs to take unnecessary and excessive risks that threaten the value of the financial institution. Treasury regulations also require the institution’s compensation committee to review SEO incentive compensation arrangements with its senior risk officers to ensure that the SEOs are not encouraged to take such risks. The regulations require the institution’s compensation committee to meet at least semi-annually with its senior risk officers to discuss and review the relationship between its risk management policies and practices and the SEO incentive compensation arrangements. The Compensation Committee has performed this review, and its conclusions are included in its report within this Proxy Statement.

•

Clawback on Incentive Compensation — Compensation plans must provide for the recovery of any bonus, retention award or incentive compensation paid to SEOs and the next 20 most highly compensated employees (up to a total of 25 employees) that were based upon financial statements or other criteria that are later to be found to be materially inaccurate. In addition, compensation plans that would encourage manipulation of reported earnings to enhance the compensation of any employee are prohibited.

•	Limit on Tax Deduction — This provision of EESA requirements limits the tax deduction for compensation paid to any SEO to $500,000 annually. This provision of EESA amended Section 162(m)

of the Internal Revenue Code by adding Section 162(m)(5), which sets forth the $500,000 deduction limit. In addition, prior to the amendment, certain performance-based compensation paid under shareholder-approved plans did not count toward such deduction limit. EESA and Section 162(m)(5) eliminate that exclusion for the Company.

•

Prohibitions on Golden Parachutes — CPP participants are prohibited from making any golden parachute payments to SEOs and the next five most highly compensated employees (up to a total of ten employees). Golden parachute payments are defined as any payment for departure from a company for any reason, except for payments for services performed or benefits accrued. The estimated impact of this prohibition on the named executive officers is included within the portion of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control”.

•

Limitations on Luxury Expenditures — A CPP participant must have a policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation services, and other activities or events that are not reasonable expenditures for staff development or reasonable performance incentives. Although a formal policy is not currently in place, the Company currently does not provide such expenditures and has not historically done so. For more details on the extent of perquisites and other expenditures provided to our SEOs, see the supplementary table on perquisites which follows the Summary Compensation Table below.

•

Certificate of Compliance — The Chief Executive Officer and Chief Financial Officer of a CPP participant must provide certification in writing of compliance with the executive compensation guidelines to the SEC.

•

Non-Binding Advisory Proposal on Executive Compensation — As required by ARRA, based on recent guidance issued by the SEC, the Board authorized a non-binding advisory shareholder vote on the Company’s executive compensation plans, programs and arrangements. This proposal is included in this Proxy Statement.

Prior to selling the Company’s preferred stock to the Treasury, each of our SEOs executed an agreement that reduces his compensation and other benefits to the extent necessary to comply with these EESA requirements. These agreements will remain effective for so long as Treasury owns any of the Company’s CPP debt or equity securities. With respect to actions yet to be taken, the Company is currently awaiting further guidance from the Treasury, but intends to fully comply with such guidance once it is published.

Financial Restatement

Under TARP, participants in the CPP are required to implement clawback provisions on all incentive programs. The guidelines state that all compensation plans must provide for the recovery of any bonus, retention award or incentive compensation paid to SEOs and the next 20 most highly compensated employees (up to 25 employees) that were based on financial statements or other criteria that are later found to be materially inaccurate. Clawback provisions are currently implemented for all named executive officer incentive compensation elements.

Stock Ownership Requirements

To further ensure that the long-term interests of the Company’s senior management are aligned with those of the Company’s shareholders, the named executive officers, as well as the Company’s directors and other officers, are required by the Company’s stock ownership guidelines to acquire and maintain a specified investment in the Company. Our current guidelines require our directors to own shares of stock with a total value of five times their annual director fees, and all of our directors previously met this requirement. We require our named executive officers to accumulate within five years of becoming an officer shares of stock with a total value of three times their base salary. Prior to the market volatility of 2008, the majority of our named executive officers either met or were on course to meet these ownership requirements; however, due to the recent decline in the price of our Common Stock and market volatility, this may no longer be the case, even though ownership levels in terms of numbers of shares of Common Stock owned remained consistent. The Board and the Corporate Governance and Nominating Committee intend to review the guidelines during 2009 and may refine them to address the impact of stock price volatility.

Securities Trading Policy

The Board has adopted an insider trading policy statement. The provisions of this policy expressly prohibit directors, officers or other employees from trading, either directly or indirectly, in securities of the Company after becoming aware of material nonpublic information related to the Company. To further ensure adherence with this policy, guidelines have been established for blackout periods and for appropriate disclosure of internal information to external parties. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Company plans, as well as other transactions which may be prohibited, such as short-term trading, short sales, publicly trading in options, hedging transactions, margin purchases and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions and certain reporting requirements applicable to directors, officers and designated key employees. The policy requires all senior officers, including all named executive officers, to provide written certification of their understanding of, and intent to comply with, the policy.

Policy on Stock Options Repricing

Stock options are granted at the fair market value of a share of Common Stock on the date of grant and are not subject to repricing.

Policy on Timing of Stock Option Awards

The timing of stock awards under an established plan must be consistent with program guidelines. In every instance, the Board will approve any stock award prior to the granting of such an award. Stock option awards must be approved by the Board and should always be dated subsequent to the date of Board approval.

Tax Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s Chief Executive Officer and the four other most highly compensated executive officers.

In connection with the compensation of our named executive officers, the Compensation Committee is aware of Section 162(m) as it relates to deductibility of qualifying compensation paid to our named executive officers. To date, this provision has had no effect on the Company because no officer of the Company has received $1.0 million in applicable remuneration in any year. In addition, the Compensation Committee believes that compensation earned for 2008 does not exceed the deductibility limitations on non-excluded compensation to our named executive officers.

TARP participants are subject to additional provisions under Section 162(m)(5) of the Internal Revenue Code which limits the deduction of compensation to $500,000 per year for SEOs. Compensation covered by this limitation is more broadly defined than that for Section 162(m) generally and includes incentive compensation and deferred compensation. This provision applies to the period during which the Company is a participant in the CPP. The Compensation Committee intends to give strong consideration to the deductibility of compensation in making its compensation decisions for executive officers in the future, again balancing the goal of maintaining a compensation program which will enable the Company to attract and retain qualified executives with the goal of maximizing the creation of long-term shareholder value.

Employment Agreements

We currently maintain an employment agreement with each of our named executive officers. The employment agreements provide for the payment of severance to the executive officer upon a termination by the executive for “good reason” (as defined) in connection with a “Change of Control” (as defined). Payments are not provided with respect to other termination scenarios. We do not maintain a separate severance plan for our executive officers. Severance benefits for each executive officer are limited to those set forth in the executive officer’s employment agreement. In 2008, all agreements were modified to maintain documentary compliance with Internal Revenue Code Section 409A.

Set forth below are the general terms and conditions of each named executive officer’s employment agreement. During the period of the Company’s participation in the CPP, certain payouts under the agreement may be prohibited. Under current TARP regulations, no payment associated with a termination from employment may be provided to a SEO. We present the impact of these prohibitions in the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control”.

General Agreement Provisions

All agreements limit severance benefits to a termination of employment by the executive for good reason in association with a Change of Control and cap payments with respect to Section 280G of the Internal Revenue Code. The following summarizes the definition of good reason as set forth in the agreements:

•

a change in the executive’s reporting responsibilities, titles or offices or any removal of the executive from, or any failure to re-elect the executive to, any of the executive’s positions held which has the effect of diminishing the executive’s authority or responsibility;

•	a reduction in base salary or change in bonus opportunity or incentive performance plan criteria adversely affecting the executive;

•	requiring the executive to relocate (either outside of the state or outside a 50-mile radius of current executive offices);

•	a failure to continue health, welfare and benefit plans without a replacement, or to reduce the existing benefits under such plans; or

•	adversely altering the physical conditions of the workplace.

Each agreement specifies term, position and duties, salary and bonus/incentive eligibility, benefits, perquisites, expense reimbursement and vacation. In addition, each agreement includes non-compete and non-solicit covenants. Details on the individual arrangements are set forth below.

Individual Employment Agreement Provisions

Edwin W. Hortman, Jr. — Chief Executive Officer. The Company entered into an executive employment agreement with Mr. Hortman effective as of December 31, 2003, as amended (the “Hortman Employment Agreement”), pursuant to which Mr. Hortman has agreed to serve as the President and Chief Executive Officer of the Company for a continuously (on a daily basis) renewing, three-year period until such time as either party gives written notice to the other party not to extend the term of the Hortman Employment Agreement beyond the date that is three years after the date specified in such notice. Notwithstanding any notice not to so extend, the term of the Hortman Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Hortman Employment Agreement, which automatically terminates when Mr. Hortman attains age 65, provides that Mr. Hortman will receive a minimum base salary of $250,000. Mr. Hortman’s base salary is currently $400,000.

In addition, the Hortman Employment Agreement provides that Mr. Hortman is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the

Company consistent with his salary and his position as the President and Chief Executive Officer of the Company. The Hortman Employment Agreement further provides that, in the event of termination of Mr. Hortman’s employment with the Company, the Company will pay to Mr. Hortman his current base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” within 12 months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Hortman Employment Agreement for three additional 12-month periods.

Upon a termination of Mr. Hortman’s employment under certain circumstances, Mr. Hortman will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Hortman Employment Agreement also includes certain restrictive covenants which limit Mr. Hortman’s ability to compete with the Company for a period of one year after termination or divulge certain confidential information concerning the Company for a period of two years.

Dennis J. Zember Jr. — Chief Financial Officer. The Company entered into an executive employment agreement with Mr. Zember effective as of May 6, 2005 (the “Zember Employment Agreement”), pursuant to which Mr. Zember has agreed to serve as Executive Vice President and Chief Financial Officer of the Company for an initial term of two years, which initial term shall be automatically renewed for additional consecutive two year terms unless timely notice of non-renewal is given by either the Company or Mr. Zember. Notwithstanding any notice not to so extend, the term of the Zember Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Zember Employment Agreement, which automatically terminates when Mr. Zember attains age 65, provides that Mr. Zember will receive a minimum base salary of $182,500. Mr. Zember’s base salary is currently $215,000.

In addition, the Zember Employment Agreement provides that Mr. Zember is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Chief Financial Officer of the Company. The Zember Employment Agreement further provides that, in the event of termination of Mr. Zember’s employment with the Company, the Company will pay to Mr. Zember his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” within 12 months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Zember Employment Agreement for two additional 12-month periods.

Upon a termination of Mr. Zember’s employment for good reason, Mr. Zember will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Zember Employment Agreement also includes certain restrictive covenants which limit Mr. Zember’s ability to compete with the Company for a period of one year after termination or divulge certain confidential information concerning the Company for a period of two years.

C. Johnson Hipp, III. — Executive Vice President and Banking Group President. The Company entered into an executive employment agreement with Mr. Hipp effective as of September 5, 2006 (the “Hipp Employment Agreement”), pursuant to which Mr. Hipp has agreed to serve as Executive Vice President and Banking Group President of the Company. The Hipp Employment Agreement has an initial term of two years, which initial term shall be automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mr. Hipp. Notwithstanding any notice not to so extend, the term of the Hipp Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Hipp Employment Agreement provides that Mr. Hipp will receive a minimum base salary of $215,000. Mr. Hipp’s base salary is currently $225,000.

In addition, the Hipp Employment Agreement provides that Mr. Hipp is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as Executive Vice President and Banking Group President of the

Company. The Hipp Employment Agreement further provides that, in the event of termination of Mr. Hipp’s employment with the Company, the Company will pay to Mr. Hipp his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” within 12 months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Hipp Employment Agreement for one additional 12-month period.

Upon a termination of Mr. Hipp’s employment under certain circumstances, Mr. Hipp will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Hipp Employment Agreement also includes certain restrictive covenants which limit Mr. Hipp’s ability to compete with the Company for a period of one year after termination or divulge certain confidential information concerning the Company for a period of two years.

Marc J. Bogan — Executive Vice President and Chief Operating Officer. The Company entered into an executive employment agreement with Mr. Bogan effective as of May 31, 2007 (the “Bogan Employment Agreement”), pursuant to which Mr. Bogan serves as the Executive Vice President and Chief Operating Officer of the Company (per Amendment 1 effective December 30, 2008). The Bogan Employment Agreement has an initial term of one year, which initial term shall be automatically renewed for additional consecutive one-year terms unless timely notice of nonrenewal is given by either the Company or Mr. Bogan. Notwithstanding any notice not to so extend, the term of the Bogan Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Bogan Employment Agreement, which automatically terminates when Mr. Bogan attains age 65, provides that Mr. Bogan will receive a minimum base salary of $142,500. Mr. Bogan’s base salary is currently $185,000.

In addition, the Bogan Employment Agreement provides that Mr. Bogan is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Executive Vice President and Chief Operating Officer of the Company. The Bogan Employment Agreement further provides that, in the event of termination of Mr. Bogan’s employment with the Company, the Company will pay to Mr. Bogan his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” within 12 months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Bogan Employment Agreement for one additional 12-month period.

Upon a termination of Mr. Bogan’s employment for good reason, Mr. Bogan will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Bogan Employment Agreement also includes certain restrictive covenants which limit Mr. Bogan’ ability to compete with the Company or divulge certain confidential information concerning the Company for a period of one year after termination.

Jon S. Edwards — Executive Vice President and Director of Credit Administration. The Company entered into an executive employment agreement with Mr. Edwards effective as of July 1, 2003 (the “Edwards Employment Agreement”), pursuant to which Mr. Edwards serves as the Executive Vice President and Director of Credit Administration of the Company. The Edwards Employment Agreement has an initial term of one year, which initial term shall be automatically renewed for additional consecutive one-year terms unless timely notice of nonrenewal is given by either the Company or Mr. Edwards. Notwithstanding any notice not to so extend, the term of the Edwards Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Edwards Employment Agreement, which automatically terminates when Mr. Edwards attains age 65, provides that Mr. Edwards will receive a minimum base salary of $142,500. Mr. Edward’s base salary is currently $176,500.

In addition, the Edwards Employment Agreement provides that Mr. Edwards is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Executive Vice President and Director of Credit Administration of the Company.

The Edwards Employment Agreement further provides that, in the event of termination of Mr. Edwards’s employment with the Company, the Company will pay to Mr. Edwards his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” within 12 months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Edwards Employment Agreement for one additional 12-month period.

Upon a termination of Mr. Edwards’s employment for good reason, Mr. Edwards will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Edwards Employment Agreement also includes certain restrictive covenants which limit Mr. Edwards’ ability to compete with the Company for a period of up to two years after termination or divulge certain confidential information concerning the Company for a period of two years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based upon that review and those discussions, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee certifies that it has reviewed with the Company’s senior risk officers the named executive officers’ incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company.

Submitted by the Compensation Committee:

J. Raymond Fulp (Chairman)

Daniel B. Jeter

Glenn A. Kirbo

SUMMARY COMPENSATION AND OTHER TABLES

Summary Compensation Table

The Summary Compensation Table below sets forth the total compensation awarded to, earned by or paid to our named executive officers for 2006, 2007 and 2008.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.(6)	Total
Edwin W. Hortman, Jr., President and Chief Executive Officer	2008	$400,000	$0	-$	175,800	$26,988	$0	$0	$48,166	$299,354
	2007	$379,166	$0		$124,003	$39,716	$0	$0	$54,970	$597,855
	2006	$318,751	$0		$200,735	$17,937	$271,000	$0	$55,405	$863,828

Dennis J. Zember Jr., Executive Vice President and Chief Financial Officer	2008	$215,000	$0	-$	41,520	$23,952	$0	$0	$14,466	$211,898
	2007	$208,958	$0		$41,520	$35,057	$0	$0	$16,700	$302,235
	2006	$195,500	$0		$20,760	$19,250	$141,000	$0	$12,216	$388,726

C. Johnson Hipp, III, Executive Vice President and Banking Group President(4)	2008	$225,000	$0		$42,140	$20,300	$0	$0	$27,253	$314,693
	2007	$220,833	$0		$42,140	$20,300	$0	$0	$18,179	$301,452
	2006	$118,525	$0		$21,070	$9,320	$59,263	$0	$5,875	$214,053

Marc J. Bogan, Executive Vice President and Chief Operating Officer(5)	2008	$177,400	$0		$10,468	$14,774	$0	$0	$21,833	$224,475
	2007	$160,417	$0		$10,468	$5,990	$32,083	$0	$20,264	$229,222
	2006	$47,286	$50,000		$2,617	$1,498	$18,914	$0	$742	$121,057

Jon S. Edwards, Executive Vice President and Director of Credit Administration	2008	$176,188	$0	-$	6,913	$11,844	$0	$0	$12,505	$193,624
	2007	$165,963	$0		$10,851	$19,292	$0	$0	$21,046	$217,152
	2006	$159,748	$0		$16,565	$10,236	$79,874	$0	$23,803	$290,226

(1)	Represents the amount of expense recognized by the Company for outstanding stock awards granted to the named executive officers. The value is based on the stock price on the date of grant with the expense recognized pro-rata over the vesting period. Restricted stock awards issued in 2005, 2006 and 2007 vested on the achievement of pre-established performance criteria. In 2008, the Company determined that certain restricted stock awards would fail to vest due to the failure to achieve the required performance criteria. Subsequently, the awards were cancelled on December 31, 2008, and the expense associated with these awards was reversed. Only the reversed expense associated with previously reported compensation (2006 and 2007) is presented. For additional information, refer to Note 15 to the Company’s consolidated financial statements included in the Company’s Annual Reports on Form 10-K filed for the years ended December 31, 2006, December 21, 2007 and December 31, 2008.
(2)	Represents the amount of expense recognized by the Company for outstanding option awards granted to the named executive officers. Assumptions used in the Black-Scholes valuation model to calculate fair market value are provided in Note 15 to the Company’s consolidated financial statements included in the Company’s Annual Reports on Form 10-K filed for the years ended December 31, 2006, December 21, 2007 and December 31, 2008.
(3)	Amounts earned under the Company’s Annual Incentive Compensation Plan as presented in the Compensation Discussion and Analysis.
(4)	Mr. Hipp was hired on June 6, 2006. Salary, equity awards and non-equity incentive plan compensation values represent amounts earned and awarded based upon his partial year of employment.
(5)	Mr. Bogan was hired on September 6, 2006. Salary, equity awards and non-equity incentive plan compensation values represent amounts earned and awarded based upon his partial year of employment. Bonus amount for 2006 reflects a hiring bonus provided to Mr. Bogan per the terms of his hire.

(6)	Details on the amounts reported for “All Other Compensation” in 2008 is set forth in the following supplementary table:

Details on All Other Compensation Reported in the Summary Compensation Table for 2008

Named Executive Officer	Auto Provision(a)	Country Club/ Membership and Dues	Director Fees(b)	Dividends on Restricted Common Stock	Employer 401(k) Match	Life Insurance
Edwin W. Hortman, Jr.	$1,878	$1,380	$17,496	$8,360	$18,400	$652

Dennis J. Zember Jr.	—	$1,980	—	$1,520	$10,750	$216

C. Johnson Hipp, III	$520	$4,381	—	$3,320	$18,000	$1,032

Marc J. Bogan	$3,220	$950	—	$664	$16,759	$240

Jon S. Edwards	—	$1,980	—	$253	$9,912	$360

(a)	Amounts reported in the table reflect the personal-use levels of this perquisite.
(b)	Reflects annual cash fees for Board service. Additional information regarding fees provided for Board responsibilities is set forth below in the Compensation of Directors portion of this Proxy Statement.

Grants of Plan-Based Awards

The Grants of Plan-Based Awards Table below sets forth the target annual incentive opportunity under non-equity incentive plans, as well as the total number of equity-based awards granted in 2008. The Grants of Plan-Based Awards Table should be read in conjunction with the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Edwin W. Hortman, Jr.	2/19/2008				0	0	0	0	25,000	$15.18	$85,250
	12/19/2007	—	$200,000	—

Dennis J. Zember Jr.	2/19/2008				0	0	0	0	7,500	$15.18	$25,575
	12/19/2007	—	$86,000	—

C. Johnson Hipp, III	2/19/2008				0	0	0	0	15,000	$15.18	$51,150
	12/19/2007	—	$90,000	—

Marc J. Bogan	2/19/2008				0	0	0	0	7,500	$15.18	$25,575
	12/19/2007	—	$74,000	—

Jon S. Edwards	2/19/2008				0	0	0	0	5,000	$15.18	$17,050
	12/19/2007	—	$70,600	—

(1)	Amounts granted pursuant to the Company’s Annual Incentive Compensation Plan as described in the Compensation Discussion and Analysis. The plan specifies target awards as a percentage of base salary varying by employee level. Targets are based upon Company performance with adjustments to these targets determined by the Board based upon individual performance assessment. No maximum or threshold opportunities are defined under the plan. Opportunity levels and performance expectations for 2008 were communicated to the named executive officers on December 19, 2007.
(2)	Amounts granted pursuant to the Company’s 2005 Omnibus Stock Ownership and Long-Term Incentive Plan as described in the Compensation Discussion and Analysis. Assumptions used to calculate fair market value are provided in Note 15 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Black-Scholes calculation resulted in a $3.41 fair market value per share for these awards.

Outstanding Equity Awards at Fiscal Year-End

The Outstanding Equity Awards at Fiscal Year-End Table below reflects each named executive officer’s unexercised option award holdings at December 31, 2008 on an individual award basis. The value of stock awards is based on $11.85, the reported closing price of one share of Common Stock on December 31, 2008.

	Options Awards					Stock Awards				Date Equity Fully Vests
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	1,200	0	0	$8.75	1/16/2011
Edwin W. Hortman, Jr.	2,400	0	0	$12.13	7/16/2012
	3,600	0	0	$13.75	8/19/2013
	3,840	960	0	$15.73	5/18/2014					5/18/2009	(1)
	7,400	0	11,100	$18.00	6/28/2015					6/28/2010	(2)
	4,000	0	16,000	$22.86	6/13/2017					6/13/2012	(2)
	0	25,000	0	$15.18	2/19/2018					2/19/2011	(3)

Dennis J. Zember Jr.	7,200	4,800	0	$16.88	2/15/2015					2/15/2010	(1)
	5,000	0	7,500	$18.00	6/28/2015					6/28/2010	(2)
	500	0	2,000	$20.76	5/16/2016					5/16/2011	(2)
	2,400	0	9,600	$22.86	6/13/2017					6/13/2012	(2)
	0	7,500	0	$15.18	2/19/2018					2/19/2011	(3)

C. Johnson Hipp, III	2,000	0	10,000	$21.07	6/27/2016					6/27/2011	(2)
	2,000	0	10,000	$22.86	6/13/2017					6/13/2012	(2)
	0	15,000	0	$15.18	2/19/2018					2/19/2011	(3)
								6,000	$71,100	6/26/2011	(4)

Marc J. Bogan	2,000	0	3,000	$26.17	9/16/2016					9/16/2011	(2)
	1,600	0	6,400	$22.86	6/13/2017					6/13/2012	(2)
	0	7,500	0	$15.18	2/19/2018					2/19/2011	(3)
								1,200	$14,220	9/18/2011	(4)

Jon S. Edwards	7,200	0	0	$8.43	4/7/2009
	4,800	0	0	$8.65	1/18/2010
	3,600	0	0	$8.75	1/16/2011
	3,600	0	0	$12.13	7/16/2012
	3,600	0	0	$13.75	8/19/2013
	1,440	360	0	$15.73	5/18/2014					5/18/2009	(1)
	2,000	0	3,000	$18.00	6/28/2015					6/28/2010	(2)
	800	0	3,200	$20.76	5/16/2016					5/16/2011	(2)
	1,600	0	6,400	$22.86	6/13/2017					6/13/2012	(2)
	0	5,000	0	$15.18	2/19/2018					2/19/2011	(3)

(1)	Options vest in equal installments on an annual basis over a 5-year period.
(2)	Options vest in equal installments over a 5-year period, subject to the achievement of established performance goals.
(3)	Options vest 100% at the end of a 3-year period.
(4)	Vesting of restricted stock awards occurs in equal annual installments over a 5-year period subject to the achievement of established performance goals.

Option Exercises and Stock Vested

The Option Exercises and Stock Vested Table below reflects stock options actually exercised by each of our named executive officers during 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Edwin W. Hortman, Jr.	7,200	$30,024	0	$0

(1)	Reflects the difference between $15.98, the closing price of one share of Common Stock on March 27, 2008, and $11.11, the exercise price of the options.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2008, relating to the Company’s 2005 Omnibus Stock Ownership and Long-Term Incentive Plan and the ABC Bancorp Omnibus Stock Ownership and Long-Term Incentive Plan that was adopted in 1997.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	672,100	$17.76	629,741
Equity compensation plans not approved by security holders	—	—	—

Total	672,100	$17.76	629,741

(1)	These plans are the 1997 and 2005 Ameris Bancorp Omnibus Stock Ownership and Long-Term Incentive Plans.

Pension Benefits

The Company does not provide pension benefits to our named executive officers.

Nonqualified Deferred Compensation

The Company does not provide nonqualified deferred compensation to our named executive officers.

Potential Payments Upon Termination or Change in Control

The following discussion presents the potential payments for each named executive officer upon termination or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and our stock price, among others.

In accordance with applicable SEC rules, the following discussion assumes that: (i) the termination event in question occurred on December 31, 2008; and (ii) with respect to calculations based on our stock price, the applicable price is $11.85, which is the reported closing price of one share of Common Stock on December 31, 2008.

Each of the employment agreements between the Company and the named executive officers requires the Company to make severance payments and provide severance benefits to the executive if he terminates his employment with the Company for “good reason” within 12 months after the date of a “Change of Control.” There are no severance payments otherwise required, including under any of the following termination scenarios:

•	voluntary termination/early retirement;

•	involuntary termination for Cause (as defined);

•	termination due to disability; or

•	termination due to death.

For these purposes, “good reason” is generally defined to mean that the executive has determined in good faith that one or more of the following events has occurred following or in anticipation of a Change of Control:

•	a change in the executive’s reporting responsibilities, titles or offices, which has the effect of diminishing the executive’s responsibility or authority;

•	a reduction in the executive’s salary or a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan which adversely affects the executive;

•	the executive is required to relocate outside a 50-mile radius of Moultrie, Georgia (or in the case of Mr. Edwards, he is required to relocate outside the State of Georgia);

•

the Company’s discontinuance of any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability or other benefit plan in which the executive is participating or any other action by the Company that would adversely affect the executive’s participation or materially reduce his benefits under any such plan; or

•	the taking of any action by the Company that would materially adversely affect the physical conditions under which the executive performs his employment duties.

A “Change of Control” occurs under the employment agreements with the named executive officers if:

•

a majority of the Board becomes persons other than persons for whose election proxies shall have been solicited by the Board or who are then serving as directors appointed by the Board to fill vacancies caused by death, resignation or the creation of new directorships;

•

25% of the outstanding voting power of the Company is acquired or becomes beneficially owned by any person or by any two or more persons acting as a partnership, syndicate or other group acting in concert for the purpose of acquiring, holding or disposing of any voting stock of the Company, which group does not include the executive; or

•	there occurs:

•

a merger or consolidation of the Company with or into another corporation (other than a transaction with a subsidiary of the Company or a transaction in which (a) the holders of voting stock of the Company immediately prior to the merger continue to hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent and (b) all holders of each outstanding class or series of voting stock of the Company immediately prior to the merger or consolidation have the right to receive substantially the same cash, securities or other property in exchange for their voting stock of the Company as all other holders of such class or series);

•	a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities or other property;

•	the sale or other disposition of all or substantially all of the assets of the Company; or

•	the liquidation or dissolution of the Company;

unless, in each case, 25% or more of the voting equity of the surviving corporation or the corporation or other entity acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or of the Company or its resulting parent corporation (in the case of a statutory share exchange) is beneficially owned by the executive or a group that includes the executive.

If a named executive officer terminates his employment for good reason within 12 months after the date of a Change of Control, then the executive will receive the following:

•

one additional year of current base salary (or three years in the case of Mr. Hortman and two years in the case of Mr. Zember), plus a bonus/incentive payment (which in the case of Messrs. Hortman, Zember and Edwards shall not be less than 40% of the salary payable to such executive upon termination), payable in accordance with the Company’s standard payment practices;

•

continued participation for one year (or three years in the case of Mr. Hortman and two years in the case of Mr. Zember) in the employee welfare benefit plans in which he was entitled to participate prior to termination;

•

continued Company contributions for one year at the maximum amount allowable under its 401(k) plan for the benefit of the executive (such contribution to be made for a period of two years in the case of Mr. Zember); and

•

in the case of Messrs. Hortman, Zember and Edwards, the executive will receive payment from the Company for reasonable relocation expenses if the executive relocates within 500 miles of Moultrie, Georgia and the relocation occurs within 180 days after the date of termination.

In addition, under each named executive officer’s employment agreement, the executive will be entitled, for a period of 90 days after termination, to purchase all of the stock of the Company that would be issuable under all outstanding stock options previously granted to the executive, at the exercise prices set forth in such options, whether or not such options otherwise are then exercisable. The 2005 Plan also provides that in such event the executive’s equity awards will become fully vested and, in the case of options, fully exercisable.

The foregoing payments and benefits are subject to reduction under the named executive officers’ employment agreements in connection with certain tax matters. Those agreements provide that if the severance and change of control benefits payable to the executive would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, or would be nondeductible to the Company pursuant to Section 280G of the Internal Revenue Code, then such benefit payments shall be reduced to be the largest amounts that will result in no portion of the benefit payments being subject to the tax imposed by Section 4999 of the Internal Revenue Code or nondeductible by the Company. As required by Section 409A of the Internal Revenue Code, all of the named executive officers’ employment agreements have been modified to be in compliance with payment timing and other relevant requirements.

The estimated severance benefits payable to each of the named executive officers, based upon a hypothetical termination of the named executive officers on December 31, 2008 for good reason following a Change of Control, is presented in the following table. The amounts include cash, equity, welfare benefits and retirement benefits. In addition to providing the total benefit for each named executive officer as of December 31, 2008, an estimate of the impact of current TARP guidelines on post-termination benefits is also set forth below. These estimates are based on our interpretation of the TARP rules pursuant to ARRA. According to the language of ARRA, payments associated with a termination of service are prohibited, except for benefits already earned or accrued. We are currently awaiting further clarifications regarding these severance payment limitations from the Treasury, and final Treasury regulations may impact the estimations presented here.

Compensation or Benefits Payable	Edwin W. Hortman, Jr.	Dennis J. Zember Jr.	C. Johnson Hipp, III	Marc J. Bogan	Jon S. Edwards
Compensation
Base Compensation	$1,200,000	$430,000	$225,000	$185,000	$176,500
Annual Incentive	$480,000	$172,000	$90,000	$74,000	$70,600
Intrinsic Value of Unvested Stock Options(1)	$0	$0	$0	$0	$0
Intrinsic Value of Unvested Restricted Stock(1)	$0	$0	$71,100	$14,220	$0
Benefits and Perquisites
Health and Welfare Benefits(2)	$24,936	$12,711	$5,662	$8,312	$5,766
401(k)/Profit Sharing Plan Contributions(3)	$22,500	$38,250	$22,250	$17,500	$17,075
Relocation Expenses(4)	$20,000	$20,000	$0	$0	$20,000

Total Benefit	$1,747,436	$672,961	$414,012	$299,032	$289,941

Total Benefit Provided Under 280G Cap(5)	$1,479,804	$672,961	$414,012	$299,032	$289,941
Total Benefit Allowable Under ARRA	$0	$0	$0	$0	$0

(1)	The intrinsic value of equity is based on a share price of $11.85, the closing stock price of a share of Common Stock as of December 31, 2008. The amounts presented for each named executive officer equal the total number of unvested awards that accelerate upon the termination of employment times the value of each award. Stock option value is $11.85 minus the specified exercise price of the option. As of year-end 2008, all unvested options had no intrinsic value and were “underwater,” with all exercise prices in excess of $11.85.
(2)	The value of health and welfare benefits is estimated based upon current premiums payable with respect to insurance coverage for each named executive officer as of December 31, 2008.
(3)	Contribution estimates based upon the maximum allowable contribution per federal guidelines and plan parameters regarding highly compensated employees and employees over the age of 50.
(4)	Requires a relocation of within 500 miles to occur within 180 days of the date of termination. Estimates based upon reasonable moving and related expenses.
(5)	Per the terms of the employment agreements, the Company shall reduce or eliminate the payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination of benefit. As of December 31, 2008, only Mr. Hortman would be impacted by this limitation on benefit payout, with a reduction of $267,632 in the estimated payout amount.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Board has established a separately-designated standing Audit Committee and adopted an Amended and Restated Audit Committee Charter. The Audit Committee is comprised solely of independent directors, as defined by the listing standards of Nasdaq. The Board has determined that Mr. Sheldon is an audit committee financial expert, as defined by the rules of the SEC. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions.

As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, and Porter Keadle Moore, LLP (“Porter Keadle Moore”), the Company’s independent auditor, are responsible for performing an audit in accordance with generally accepted auditing standards to obtain reasonable assurance that the Company’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

The Audit Committee has met concerning, and has held discussions and reviewed with management, the Company’s internal auditors and Porter Keadle Moore, the consolidated financial statements for the fiscal year ended December 31, 2008. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed with Porter Keadle Moore the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90 (Audit Committee Communications).

In addition, the Audit Committee received the written disclosures and the letter from Porter Keadle Moore required by the applicable requirements of the Public Company Accounting Oversight Board regarding Porter Keadle Moore’s communications with the Audit Committee concerning independence, and has discussed with Porter Keadle Moore its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Submitted by the Audit Committee:

Johnny W. Floyd

J. Raymond Fulp

Robert P. Lynch

Brooks Sheldon (Chairman)

Jimmy D. Veal

PROPOSAL 2 — RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITOR

The Company has appointed Porter Keadle Moore as its independent auditor for the current fiscal year, which ends December 31, 2009. Shareholders are being asked to ratify such appointment at the Annual Meeting. In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Porter Keadle Moore, it is contemplated that the appointment of Porter Keadle Moore for the year ending December 31, 2009 will stand unless the Board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board select other auditors for the following year.

Representatives of Porter Keadle Moore (our independent auditor for the current year as well as for the most recently completed year) are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

Changes in Certifying Accountant

In 2008, the Audit Committee of the Board conducted a selection process related to the Company’s independent auditor. On August 28, 2008, the Company selected Porter Keadle Moore to serve as its independent auditor beginning with fiscal year 2008 and dismissed Mauldin & Jenkins, Certified Public Accountants, LLC (“Mauldin & Jenkins”) as its auditor. The Company’s Audit Committee and the Board participated in and approved the decision to change the Company’s independent auditor.

Regarding the Former Independent Auditor

Mauldin & Jenkins’ audit reports on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended December 31, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with Mauldin & Jenkins’ audits for the two fiscal years ended December 31, 2007 and 2006 and the subsequent interim period through August 28, 2008, there were no disagreements with Mauldin & Jenkins on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mauldin & Jenkins, would have caused it to make reference to the subject matter of the disagreements in connection with its audit reports on the financial statements for such years. Additionally, during the two most recent fiscal years and through August 28, 2008, there were no reportable events, as such term is defined in Item 304(a)(1)(v) of Registration S-K.

Regarding the Newly-Engaged Independent Auditor

During the two full fiscal years and the subsequent period prior to engaging Porter Keadle Moore, the Company did not consult with Porter Keadle Moore regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Porter Keadle Moore concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304 (a)(1)(iv) of Regulation S-K or the related instructions thereto) or a reportable event (as defined in Item 304 (a)(1)(v) of Regulation S-K).

Fees and Services

The following is a summary of the fees billed to the Company by Mauldin & Jenkins and Porter Keadle Moore for professional services rendered for the fiscal years ended December 31, 2008 and December 31, 2007:

	Mauldin & Jenkins, Certified Public Accountants, LLC		Porter Keadle Moore, LLP
Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit Fees(1)	—	$317,500	$358,661	—
Audit-related Fees(2)	—	42,050	—	—
Tax Fees(3)	—	87,000	—	—
All Other Fees(4)	—	0	—	—

Total Fees	—	$446,550	$358,661	—

(1)	Consists of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, attestation services related to management’s assertions related to internal controls and services that are normally provided by such accountants in connection with statutory and regulatory filings or engagements.
(2)	Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, consultations concerning financial accounting and reporting standards and assistance with SEC inquiries.
(3)	Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance and assistance with tax notices.
(4)	Consists of fees for products and services other than the services reported above. There were no fees paid to such accountants in fiscal 2008 or 2007 that are not included in the above classifications.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All services provided by Porter Keadle Moore are subject to pre-approval by the Audit Committee. The Audit Committee may authorize any member of the Audit Committee to approve services by Porter Keadle Moore in the event there is a need for such approval prior to the next full Audit Committee meeting. However, the Audit Committee must review the decisions made by such authorized member of the Audit Committee at its next scheduled meeting. Before granting any approval, the Audit Committee gives due consideration to whether approval of the proposed service will have a detrimental impact on Porter Keadle Moore’s independence.

The Board recommends that you vote FOR ratification of the appointment of Porter Keadle Moore as the independent auditor of the Company. Proxies will be voted FOR ratifying this selection unless otherwise specified.

PROPOSAL 3 — NON-BINDING ADVISORY

PROPOSAL ON EXECUTIVE COMPENSATION

ARRA requires, among other things, all participants in the CPP to permit a non-binding shareholder vote to approve the compensation of its executives. Accordingly, the Board is submitting for shareholder approval the proposal described below, commonly known as a “say-on-pay” proposal:

“Resolved, that the holders of the Common Stock hereby approve the compensation of the named executive officers as described in this Proxy Statement under Executive Compensation, including the Compensation Discussion and Analysis, the compensation tables and related material; provided, however, that this resolution shall not be binding on the Company and may not be construed as overruling any decision by the Board or the Compensation Committee.”

The Company believes that its executive compensation policies and procedures are competitive, focused on pay-for-performance principles and strongly aligned with the long-term interests of the Company’s shareholders. The Company also believes that the compensation of our named executive officers for 2008 reflected the Company’s financial results for 2008. In evaluating this say-on-pay proposal, the Board asks the shareholders to consider that:

•	the named executive officers did not receive any regular base salary increases in 2008;

•	the Company did not pay any cash bonuses to the named executive officers in either 2007 or 2008; and

•

the Company’s executive compensation program strongly links pay with performance results and both supports our pay-for-performance culture and aligns the interests of our executives with those of our shareholders.

As noted above, the shareholder vote on this say-on-pay proposal is not binding. If the shareholders do not approve this say-on-pay proposal, then the Compensation Committee will take into account the outcome of the shareholder vote when considering future executive compensation arrangements.

The Board recommends that you vote FOR the approval of the compensation of the named executive officers as set forth in this Proxy Statement under Executive Compensation, including the Compensation Discussion and Analysis, the compensation tables and related material. Proxies will be voted FOR the approval of the named executive officers’ compensation unless otherwise specified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of the Record Date, by (i) directors, (ii) nominees for election as directors, (iii) named executive officers, (iv) certain other executive officers of the Company, (v) all directors and executive officers as a group, and (vi) each person who, to the knowledge of the Company, is a beneficial owner of more than 5% of the outstanding Common Stock.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned as of March 10, 2009(2)+	Percent of Class(3)
Polaris Capital Management, Inc. 125 Summer Street Suite 1470 Boston, Massachusetts 02110	1,109,931	8.18%
Dimensional Fund Advisors, Inc. Palisades West 6300 Bee Cave Road, Building One Austin, Texas 78746	782,957	5.77%
Marc J. Bogan(4)	9,148	*
Jon S. Edwards(5)	43,616	*
Johnny W. Floyd(6)	12,158	*
J. Raymond Fulp	17,474	*
C. Johnson Hipp, III(7)	37,254	*
Edwin W. Hortman, Jr.(8)	97,400	*
Daniel B. Jeter(9)	20,718	*
Glenn A. Kirbo	13,864	*
Cindi H. Lewis(10)	41,826	*
Robert P. Lynch(11)	58,014	*
Michael F. McDonald(12)	24,094	*
Charles A. Robinson(13)	34,911	*
Brooks Sheldon	61,208	*
Jimmy D. Veal(14)	70,552	*
Gregory H. Walls(15)	2,890	*
Dennis J. Zember Jr.(16)	73,440	*
All directors and executive officers as a group (16 persons)(17)	2,511,455	18.48%

 * Less than 1%.

 + All fractional shares have been rounded up to the next whole number.

(1)	Unless otherwise noted in this table or the footnotes to this table, the address of each beneficial owner is 310 First Street, S.E., Moultrie, Georgia 31768.
(2)	Except as otherwise specified, each individual has sole and direct beneficial voting and investment power (Rule 13d-3a) with respect to all shares of Common Stock indicated.
(3)	Percentage calculated based on 13,584,107 shares of Common Stock outstanding as of the Record Date.
(4)	Includes 5,200 shares of Common Stock pursuant to options exercisable within 60 days of the Record Date and 3,600 shares of restricted Common Stock over which Mr. Bogan exercises voting but not investment power.
(5)	Includes 30,600 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 12 shares of Common Stock owned by Mr. Edward’s wife, with whom he shares voting and investment power.

(6)	Includes 11,738 shares of Common Stock owned by Mr. Floyd’s wife, with whom Mr. Floyd shares voting and investment power.
(7)	Includes 8,000 shares of Common Stock pursuant to options exercisable within 60 days of the Record Date and 15,500 shares of restricted Common Stock over which Mr. Hipp exercises voting but not investment power.
(8)	Includes 26,440 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date; 15,000 shares of restricted Common Stock over which Mr. Hortman exercises voting but not investment power; and 12 shares of Common Stock owned by Mr. Hortman’s wife, with whom he shares voting and investment power.
(9)	Includes 5,250 shares of Common Stock owned by a Family Trust and 500 shares of Common Stock owned jointly Mr. Jeter’s brother.
(10)	Includes 21,120 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date; 1,000 shares of restricted Common Stock over which Mrs. Lewis exercises voting but not investment power; 1,197 shares of Common Stock owned jointly with Mrs. Lewis’s husband; 58 shares of Common Stock owned jointly with Mrs. Lewis’s daughter; and 658 shares of Common Stock owned by Mrs. Lewis’s husband, with whom Mrs. Lewis shares voting and investment power.
(11)	Includes 1,621 shares of Common Stock owned by Mr. Lynch’s wife, with whom Mr. Lynch shares voting and investment power.
(12)	Includes 11,020 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date.
(13)	Includes 11,320 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 1,000 shares owned by Mr. Robinson’s wife, with whom Mr. Robinson shares voting and investment power.
(14)	Includes 25,110 shares of Common Stock owned jointly with Mr. Veal’s wife and 6,545 shares of Common Stock owned by Mr. Veal’s wife, with whom he shares voting and investment power.
(15)	Includes 1,600 shares of Common Stock pursuant to options exercisable within 60 days of the Record Date and 500 shares of restricted Common Stock over which Mr. Walls exercises voting but not investment power.
(16)	Includes 14,900 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date; 10,000 shares of restricted Common Stock over which Mr. Zember exercises voting but not investment power; and 1,330 shares of Common Stock owned by Mr. Zember’s children and with respect to which he has voting and investment power.
(17)	Includes 130,200 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 45,600 shares of restricted Common Stock, over which certain members of the group exercise voting but not investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all of the Company’s officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and the Bank have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors and officers of the Company and the Bank and their family members and associates, including corporations, partnerships and other organizations in which such directors and officers have an interest. The Company and the Audit Committee review all relationships and transactions in which the Company and such related persons are participants, including such banking transactions, on a case-by-case basis. In performing such review, consideration is given to (i) the nature of the related person’s interest in the transaction, (ii) the material terms of the transaction, (iii) the significance of the transaction to the related person or the Company, and (iv) other matters deemed appropriate. Company policy prohibits the making of loans to executive officers.

At December 31, 2008, certain employees and directors and their affiliates were indebted to the Bank in the aggregate amount of approximately $8 million. These loans were made on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable transactions with others not related to the Company or the Bank and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features.

OTHER MATTERS

The Board does not contemplate bringing before the Annual Meeting any matter other than those specified in the accompanying Notice of Annual Meeting of Shareholders, nor does it have information that other matters will be presented at the Annual Meeting. If other matters come before the Annual Meeting, signed proxies will be voted upon such questions in accordance with the best judgment of the persons acting under the proxies.

ADDITIONAL INFORMATION

Shareholder Proposals

Any shareholder proposal intended to be presented at the Company’s annual meeting of shareholders to be held in 2010 and to be included in the Company’s proxy statement and form of proxy for that meeting must be in writing and must be received by the Company, directed to the attention of the Corporate Secretary, not later than December [•], 2009. Any such proposal must comply in all respects with the rules and regulations of the SEC.

Annual Report

A copy of the Company’s Annual Report to Shareholders is enclosed with this Proxy Statement. The Annual Report to Shareholders is not deemed a part of the proxy soliciting material. The Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2008, was filed with the SEC on March 16, 2009. Upon receipt of a written request, the Company will, without charge, furnish any owner of its Common Stock a copy of its Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2008, including financial statements and the footnotes thereto. Copies of exhibits to the Annual Report on Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to the Corporate Secretary of the Company at the address indicated on the first page of this Proxy Statement.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. A number of brokers with account holders who are shareholders of the Company will be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker or notify us by sending a written request to Ameris Bancorp, 310 First Street, S.E., Moultrie, Georgia, 31768, Attn: Corporate Secretary, or by calling 229-890-1111.

Appendix A

AMERIS BANCORP

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

Purpose

The Corporate Governance and Nominating Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Ameris Bancorp, a Georgia corporation (the “Company”), to assist the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the annual meeting of the shareholders of the Company, determine membership on the committees of the Board, oversee annual self-evaluations by the Board and self-evaluate itself annually and report annually to the Board on the succession plan regarding the Company’s Chief Executive Officer (“CEO”).

Membership

The Committee members shall be appointed, and may be replaced, by the Board. The Committee shall consist of no fewer than three directors. All members of the Committee shall meet the independence requirements of The NASDAQ Stock Market and the Securities and Exchange Commission.

Meetings

The Committee shall meet as often as necessary to carry out its responsibilities. Any Committee member may request the Chairman of the Committee to call a meeting. The Chairman of the Committee shall report on any Committee meeting held at the next regularly scheduled Board meeting following the Committee meeting.

Goals and Responsibilities

1. The Committee shall recommend to the Board director nominees for election at the annual meeting of the shareholders of the Company.

2. Prior to nominating an existing director for re-election to the Board, the Committee shall consider and review the existing director’s: (a) Board and committee meeting attendance and performance; (b) length of Board service; (c) experience and skills and contributions that the existing director brings to the Board; and (d) independence.

3. In the event that a director vacancy arises, the Committee shall seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the annual meeting of shareholders.

4. A director nominee shall meet such director qualifications as shall be determined by the Committee, which shall include, among such other qualifications as the Committee may determine, that the director nominee possess personal and professional integrity, has good business judgment, relevant experience and skills and will be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s shareholders.

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5. The Committee shall have the sole discretion and authority to retain any search firm to assist in identifying director candidates, retain outside counsel and/or any other internal or external advisors and approve all related fees and retention terms.

6. The Committee shall review the Board’s committee structure and recommend to the Board for its approval directors to be appointed as members on each Board committee. Prior to recommending the re-appointment of a director to a Board committee, the Committee shall review the existing director’s independence, if required, skills, Board committee meeting attendance, performance and contribution and his or her fulfillment of committee responsibilities. If a vacancy on a Board committee occurs, the Committee shall recommend a director with relevant experience and skills and who, if required by the applicable committee charter, is independent to be approved to fill the vacancy.

7. The Committee shall develop and recommend to the Board for its approval an annual self-evaluation process for the full Board that will be conducted and overseen by the Committee. The Committee shall report to the full Board, following the end of each fiscal year, the results of the annual self-evaluation, including any comments from the self-evaluations. However, any comments from the self-evaluations regarding individual directors shall be reported to the Chairman and/or the CEO and, if necessary, to the relevant committee chairman.

8. The Committee shall annually review its own performance by distributing to its members a written self-assessment.

9. The Committee shall make an annual report to the Board on emergency, as well as expected, CEO succession planning. The full Board will work with the Committee to recommend and evaluate potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential CEO successors, along with a review of any development plans recommended for such individuals.

10. Any concerns regarding non-financial matters that are reported to the Audit Committee of the Board and referred to the Committee shall be reviewed and investigated by the Committee.

11. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

* * * * *

Adopted and effective as of March 14, 2006.

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AMERIS BANCORP

310 First Street, S.E.

Moultrie, Georgia 31768

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 19, 2009

The undersigned shareholder hereby appoints Daniel B. Jeter and Edwin W. Hortman, Jr., and each of them individually, the proxies and attorneys for the undersigned, with full power of substitution, to act with respect to and to vote all shares which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders (the “Annual Meeting”) of Ameris Bancorp (the “Company”) to be held on Tuesday, May 19, 2009, at Sunset Country Club, located at 2730 South Main Street, Moultrie, Georgia, at 4:15 p.m., local time, and at any adjournment or postponement thereof, as directed below with respect to the matters set forth below, and with discretionary authority on all other matters that come before the Annual Meeting, all as more fully described in the Proxy Statement of the Company for the Annual Meeting received by the undersigned shareholder.

If no direction is made, this Proxy will be voted: (a) FOR the election of the director nominees named below and (b) FOR Proposal 2, Proposal 3 and Proposal 4.

Proposals – The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposal 2, Proposal 3 and Proposal 4.

1.	Election of the following nominees to the Board of Directors:

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Class III (Three-Year Term)

Glenn K. Kirbo	Jimmy D. Veal

Instructions: To withhold authority to vote for any individual nominee, write the name of such nominee in the space provided below. If this Proxy is executed by the undersigned in such manner as not to withhold authority to vote for the election of any nominee, this Proxy will be deemed to grant such authority.

2.	Ratification of the appointment of Porter Keadle Moore, LLP, as the Company’s independent auditor for the fiscal year ended December 31, 2009.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Approval of a non-binding advisory proposal on executive compensation.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	Transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Please date and sign in the same manner in which your shares are registered. When signing as executor, administrator, trustee, guardian, attorney or corporate officer, please give full title. Joint owners should each sign.

Print Name(s):

Signature:

Signature If
Held Jointly:

Dated: , 2009